Exhibit 99.1

Press Release www.shire.com

Total Voting Rights

January 2, 2015 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with the Financial Conduct Authority's (the “FCA”) Disclosure and Transparency Rule 5.6.1R, notifies the market of the following:

As at December 31, 2014, the Company’s issued ordinary share capital comprised 590,037,670 ordinary shares of 5 pence each with voting rights and a further 9,019,832 ordinary shares held in treasury.

Therefore the total number of voting rights in the Company is 590,037,670. This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX